Exhibit 10.2

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

TRANSACTION CONFIRMATION

Iogen RC Fuels LP	Effective Date: April 1, 2021 Contract No. BG-GSF-IO-001I

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated April 1, 2021, and its terms shall be binding upon execution by the parties.
SELLER: GSF Energy, L.L.C. 680 Anderson Drive Foster Plaza 10, 5th Floor Pittsburgh, PA 15220 Attn: General Counsel Phone: (412) 747-8718 Fax: (412) 542-1577	BUYER: Iogen RC Fuels LP 310 Hunt Club Road East, Suite 101 Ottawa, Ontario K1V 1C1 Canada Attention: Contract Administration Phone: 613-733-9830 Fax: [***]
Contract Price: $[***]/MMBtu

Delivery Period: Begin: Commencement Date	End: December 31, 2025

Performance Obligation: Subject to the terms of this Transaction Confirmation, Seller shall deliver and Buyer shall purchase RNG produced by the RNG Facilities for each Day of the Delivery Period, as set forth in, and in accordance with, the Additional Conditions below.

Contract Quantity: The “Contract Quantity” shall be 2,500 MMBtu per Day multiplied by the number of Days in the Delivery Period.

Delivery Point(s):

The Delivery Point shall be at the Sales Meters identified in Schedule 1 to this Transaction Confirmation, at the RNG Facilities.

Buyer and Seller agree that Seller is solely responsible for all transportation and related pipeline charges for the transportation of RNG to the Delivery Point and Buyer is solely responsible for all transportation and related pipeline charges for the transportation of the RNG at and from the Delivery Point.

Payment Terms: For deliveries during each Month of the Delivery Period, payments shall be made on or before the 25th Day of the Month following delivery.

ADDITIONAL CONDITIONS: 1. General Terms and Conditions:

The parties acknowledge (a) Buyer will resell the RNG purchased hereunder to the Refiner Counterparty, and (b) the Refiner Counterparty will make RC Fuels using technology licensed from Buyer and such RC Fuels will be transported to Europe, sold for use only in European transportation fuel markets and to generate Fuel Credits.

2.	Scheduling and Nominations:

For the Contract Quantity set forth in this Transaction Confirmation, Seller will provide Buyer with its non-binding estimation of the RNG quantity that it expects to deliver during the following RNG delivery Month no later than the seventh (7th) Business Day before the first Day of the next RNG delivery Month. For the final RNG delivery Month of any Contract Period, Seller will nominate a quantity equal to the Contract Quantity for such Contract Period minus the Delivered Volume. For any Month other than the final Month of the applicable Contract Period, Seller will nominate a quantity that shall be [***].

RNG quantities will be nominated ratably over the course of the delivery Month but Seller will, in the event of production shortfalls, have the option to change daily nominations at the Delivery Point for any delivery Day during the Month as long as such nominations are made by Seller by no later than 5:00 a.m. Central Prevailing Time the Day before the delivery Day. Weekend and holiday volumes will be nominated ratably over the Saturday - Monday or applicable period.

3.	Representations and Warranties:

Mutual Representations and Warranties:

Each Party represents, warrants, and covenants to the other Party as of the Effective Date:

(a)	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation;

(b)	it has, and at all times during the Term will have, all necessary power and authority to execute, deliver, and perform its obligations hereunder;

(c)

the execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary action and do not violate any of the terms or conditions of its organizational documents, any contract to which it is a party, or any Applicable Law;

(d)

except for the securing of governmental approvals and registrations expressly set forth hereunder, no consent, waiver, order, approval, authorization, registration, qualification or filing with any court or other Governmental Authority is required for the execution and delivery by such party of this Agreement, and the consummation by such party of the transactions contemplated hereby;

(e)	there is no pending or, to such Party’s knowledge, threatened litigation or administrative proceeding that may materially adversely affect its ability to perform this Agreement; and

(f)

this Agreement constitutes a legal, valid and binding obligation of such Party, except as the enforceability of this Agreement may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

Seller’s Ongoing Representations, Warranties and Covenants

In addition to the representations and warranties set forth above, Seller represents, warrants and covenants to Buyer as of the Effective Date of this Transaction Confirmation and on each Day thereafter until the end of the Delivery Period that:

•	Seller is the entity that owns and operates the RNG Facilities;

•

Seller will maintain valid ISCC Certification for the RNG Facilities (based on the certification parameters and requirements in existence as of the Effective Date and without any requirement to incur material costs for facility upgrades or changes in operating protocols in the future to comply with any changes in such parameters and requirements after the Effective Date), , will issue the applicable ISCC Documentation Monthly and will cooperate in providing additional information required by any applicable Governmental Authority;

•

All ISCC Documentation delivered by Seller and the information contained therein regarding certification and sustainability characteristics of such RNG is complete, accurate, and in compliance with all applicable requirements;

•	The RNG delivered hereunder shall have all Renewable Attributes including eligibility for ISCC Certification;

•

The RNG delivered hereunder shall have an actual GHG emission value (measured in g CO2e/MJ, as determined in accordance with ISCC-EU standards) no greater than [***] g/MJ for 2021 and [***] g/MJ for the remainder of the Delivery Period (the “GHG Emissions Standard”) as currently designed and operating as of the execution of this Transaction Confirmation.

•	the RNG delivered hereunder at the Delivery Point shall meet the specifications of the applicable pipeline into which it is injected;

•	Seller has not sold or agreed to sell any Renewable Attributes associated with such RNG to any other party;

•

Seller has not taken any action that would invalidate any Renewable Attributes relating to the RNG delivered hereunder including any actions that may cause the loss of any ISCC Certifications or sustainability attributes; and

•	upon sale of the RNG by Seller to Buyer, Seller shall transfer all Renewable Attributes associated with such RNG and the production thereof to Buyer.

Buyer’s Ongoing Representations, Warranties and Covenants

In addition to the representations and warranties set forth above, Buyer represents, warrants and covenants to Seller as of the execution date of this Transaction Confirmation and on each Day thereafter until the end of the Delivery Period that:

•	Buyer is a special purpose entity formed solely to engage in the sourcing of RNG for use in the production of RC Fuels and the generation of Fuel Credits, and transactions related thereto;

•

Concurrently with the execution and delivery of this Transaction Confirmation, Buyer is entering into a written, binding agreement (the “RNG Purchase and Sale Agreement”) with the Refiner Counterparty covering the full Delivery Period for [***]% of the Contract Quantity of RNG purchased from Seller.

•

Pursuant to the RNG Purchase and Sale Agreement, Buyer will receive proceeds from the sale of the RNG purchased hereunder to the Refiner Counterparty sufficient to (a) satisfy Buyer’s payment obligations in respect of the Contract Price (net of agreed set-offs in respect of the Brown Gas Transaction Confirmation) and (b) [***].

•	Buyer has provided Seller with a true and complete copy of its RNG Purchase and Sale Agreement;

•

All proceeds from the sale of the RNG by Seller to the Refiner Counterparty under the RNG Purchase and Sale Agreement shall be deposited in a bank account with a financial institution mutually acceptable to the Parties (the “Controlled Cash Account”) from which [***].

•

Buyer shall furnish to Seller, not later than the [***] of each calendar Month beginning after the Commencement Date, a report setting forth the amount of funds from Refiner Counterparty due to be received in the Controlled Cash Account and Buyer’s proposed disbursement of funds to Seller from the Controlled Cash Account in payment of the Contract Price, [***].

Commodity Trade Option Representations:

The parties agree that this transaction is a forward contract within the meaning of the Commodity Exchange Act (the “Act”), as amended, and the Rules of the Commodity Futures Trading Commission (“CFTC”), and in reliance upon such agreement, as of the date the transaction is entered into:

•	each party represents to the other that it is a commercial market participant with respect to the specified commodity;

•	each party represents to the other that it intends to make or take physical delivery of the specified nonfinancial commodity; and

•

if this transaction includes any volumetric optionality, the holder of such optionality represents to the other party (a) that such optionality is primarily intended to address physical factors (such as weather, environmental factors, customer demand, available production, transport, shipping, operational constraints, or other physical factors) or regulatory requirements that reasonably influence demand for, or the supply of, the specified nonfinancial commodity; and (b) that such optionality is not primarily intended to address price risk.

To the extent the transaction is deemed to be a commodity option:

•

the seller of the option represents to the buyer of the option that in connection with this transaction, the seller of the option is either (a) an eligible contract participant as defined in section 1a(18) of the Act and the regulations of the CFTC, or (b) a producer, processor, commercial user of or a merchant handling the commodity that is the subject of this transaction, or the products or byproducts thereof, and is offering or entering into this transaction solely for purposes related to its business as such;

•

the buyer of the option represents to the seller of the option that in connection with this transaction the buyer of the option is a producer, processor, commercial user of or a merchant handling the commodity that is the subject of this transaction or the products or byproducts thereof and is offering or entering into this transaction solely for purposes related to its business as such; and

•	each party represents to the other that the option, if exercised, would result in the sale of an exempt commodity for immediate or deferred delivery.

4.	Renewable Attributes:

Seller agrees in connection with the sale of RNG hereunder to (i) assign to Buyer all Renewable Attributes associated with such RNG, and (ii) provide any agreement, attestation, certification and/or other document reasonably requested to meet the requirements of any applicable Governmental Authority having jurisdiction over the RNG or Renewable Attributes relating to the RNG.

Seller will provide Buyer with such cooperation, documentation, certifications, site visits or other information, support or assistance as may be reasonably necessary to carry out the purposes of this Transaction Confirmation in order for (i) title to the conveyed Renewable Attributes to vest in Buyer in connection with the purchase and sale of RNG hereunder and (ii) Buyer, Refiner Counterparty or its designee to be able to monetize the value of the Renewable Attributes by production and sale of RC Fuels in Europe. Such requirements include but are not limited to Seller having an obligation to:

•

maintain all applicable ISCC Certifications or cause such ISCC Certifications to be maintained (based on the certification parameters and requirements in existence as of the Effective Date and without any requirement to incur material costs for facility upgrades or changes in operating protocols in the future to comply with any changes in such parameters and requirements after the Effective Date); and

•

following each Month in which RNG was transferred to Buyer pursuant to the terms of this Agreement, issue or obtain, as the context requires, the required ISCC Documentation in the applicable form prescribed and published by the ISCC from time to time; promptly deliver or cause the delivery of same to Buyer within ten (10) days after the last Day of such Month; and bear the costs related to the preparation of any such ISCC Documentation.

Seller will provide Buyer on a monthly basis data sufficient to monitor the GHG emissions performance of the RNG Facilities, and Buyer will provide Seller on a monthly basis a rolling evaluation of the expected upcoming ISCC GHG emissions verification periods, including performance relative to the maximum permissible GHG emissions levels.

Buyer will provide Seller on a monthly basis affidavits attesting to the volume accepted by Buyer from Seller from each of the RNG Facilities.

5.	Change of Law:

In the event that at any time, and from time to time, during the Term any Applicable Laws are changed, applied or interpreted differently to Seller by a certification entity than applied as of the date of this Transaction Confirmation or new Applicable Laws are promulgated that result in Seller no longer being able, using all commercially reasonable best efforts, to:

•

maintain valid ISCC Certification for the RNG Facilities or issue the applicable ISCC Documentation Monthly for the RNG, each being complete, accurate, and in compliance with all applicable requirements; or

•

deliver RNG having an actual GHG emission value (measured in g CO2e/MJ, as determined in accordance with ISCC-EU standards) [***]; and Buyer has not waived the applicable obligation, then effective upon notice from either Buyer or Seller to the other party, this Transaction Confirmation shall be terminated and of no further force or effect. [***].

6.	Material Hardship:

In the event that at any time, and from time to time, during the Term, Buyer receives written notice under the RNG Purchase and Sale Agreement from Refiner Counterparty that it is experiencing a Material Hardship that is continuing, Buyer shall promptly inform Seller of such notice, including the start and end date for the [***] time period for renegotiation. In the event that, following a good faith effort to renegotiate the terms of the RNG Purchase and Sale Agreement, and provided that Seller has delivered at least [***] MMBtu of RNG hereunder as of such end date, the Refiner Counterparty shall have a right to give notice to Buyer that it is terminating the RNG Purchase and Sale Agreement as of such end date:

(a)	Buyer shall promptly inform Seller of such termination;

(b)	This Transaction Confirmation, the Base Contract and any other transaction confirmations under the Base Contract shall also terminate on the same day as the RNG Purchase and Sale Agreement;

In the event of such termination, Early Termination Damages will be payable by Buyer to Seller (in addition to any unpaid amounts for RNG delivered prior to termination), in an amount equal to: [***].

7.	Force Majeure:

Seller acknowledges that a failure of the Refiner Counterparty to perform or have performed the activities listed under clause (b) of Section 1 “General Terms and Conditions” above, by reason of an occurrence that meets the requirements of clause (vii) of Section 11.2 of the Base Contract defining a Force Majeure, would result in a Force Majeure hereunder.

8.	Cover Standard

The Cover Standard shall be based upon (i) if the Buyer is the performing party, the Buyer obtaining Qualified RNG and (ii) if the Seller is the performing party, the Seller selling Qualified RNG.

9.	Events of Breach, Default, Indemnification and Early Termination:

For the purposes of this Transaction Confirmation, without limiting the other remedies that may be available including the declaration of an Early Termination Date, in the event of a breach of Seller’s Ongoing Representations, Warranties and Covenants in respect of the RNG delivered hereunder resulting in the inability or failure of a quantity of RNG purchased and sold hereunder to qualify for the generation of Fuel Credits in any applicable European jurisdiction or any such Fuel Credits generated from a quantity of RNG purchased hereunder being subsequently invalidated, then, in the event Seller has not made arrangements to provide replacement Qualified RNG acceptable to Buyer, acting reasonably, (a) Seller shall pay Buyer an amount equal to the purchase price paid by the Buyer for replacement Qualified RNG utilizing the Cover Standard and (b) such breach shall constitute an additional Event of Default under Section 10.2 of the Base Contract.

Each party agrees to provide prompt written notice to the other party of any fact, circumstance or event which would be a breach under any of the representations, warranties or covenants set forth in this Transaction Confirmation, assuming solely for purposes of this notice requirement that such representations and warranties were made as of the date of such fact, circumstance or event.

Any declaration of an Early Termination Date arising with regard to any Events of Default shall be applicable to the termination and settlement of this Transaction Confirmation only, and shall not affect any other Transaction Confirmations then in place between Buyer and Seller, nor shall the Base Contract be terminated thereby. Early Termination Damages will apply under any declaration of an Early Termination Date in respect of this Transaction Confirmation. When determining Market Value under Section 10.3.1 of the Base Contract, a party shall be entitled to consider the Market Value of Qualified RNG. The parties agree that this determination of Market Value shall constitute a reasonable basis for the calculation of damages and shall not be considered consequential damages described in Section 13 of the Base Contract.

10.	Collateral Assignment to Refiner Counterparty; Notices:

Notwithstanding anything to the contrary in Section 15.1 of the Base Contract, Buyer may collaterally assign and grant a security interest in this Agreement to Refiner Counterparty to secure Buyer’s obligations under the RNG Purchase and Sale Agreement. Copies of any notices of default by Buyer under this Agreement shall be provided to Refiner Counterparty at the address set forth in Schedule 2 concurrently with any such notices to the Buyer. Seller and Buyer each agree that Seller shall provide Refiner Counterparty the opportunity to cure any Event of Default of Buyer under this Agreement (upon the same terms and conditions for a cure by Buyer under the applicable provisions hereof), and subsequently perform or pay any related obligation of Buyer under this Agreement, on behalf of Buyer, without Refiner Counterparty assuming any obligations or liabilities of Buyer hereunder, unless Refiner Counterparty, following the occurrence of an event of default under the RNG Purchase and Sale Agreement, elects to assume the rights and obligations of Buyer under this Agreement in which case Refiner Counterparty shall have the opportunity to cure and perform as set forth above and shall assume any and all obligations and liabilities of Buyer under this Agreement. In the event of any assumption of this Agreement by Refiner Counterparty, then Refiner Counterparty and Seller shall enter into a Base Contract on terms substantively the same as the Base Contract between Buyer and Seller and shall establish a new two-party cash account into which amounts then on deposit in the Controlled Cash Account shall be transferred and disbursements from which shall require joint written instructions of the Refiner Counterparty and Seller. The provisions of this Section 10 may not be amended, modified or waived except with the prior written consent of Refiner Counterparty.

11.	Confidentiality:

The terms of this Agreement, and all confidential or proprietary information disclosed between the Parties or their Affiliates in connection with this Agreement, shall be subject to the Confidentiality Agreement between the Parties dated

September 1, 2020, and such Confidentiality Agreement shall remain in full force and effect (notwithstanding any earlier termination thereof in accordance with its terms) with respect to such information until the second anniversary of the end of the Delivery Period. Notwithstanding for foregoing, each Party shall be permitted to make disclosure of this Agreement as necessary to comply with its reporting obligations under any applicable law, order, regulation or exchange rule, provided that the commercial and economic terms herein shall be redacted to the extent permissible thereunder.

12.	Definitions:

Capitalized terms used in this Transaction Confirmation but not defined herein are as defined in the Base Contract. In addition to the capitalized terms defined elsewhere in this Transaction Confirmation, the following terms have the respective meanings set forth below:

“Applicable Law” means any European Union, national, federal, state or local law, statute, regulation, code, ordinance, license, permit, compliance requirement, decision, order, writ, injunction, directive, judgment, policy, decree, including any judicial or administrative interpretations thereof, or any agreement, concession or arrangement with any Governmental Authority, applicable to either party or either party’s performance under this Transaction Confirmation, and any amendments or modifications to the foregoing.

“Biogas” means a mixture of hydrocarbons that is a gas at 60 degrees Fahrenheit and 1 atmosphere of pressure that is produced through the anaerobic digestion of organic matter.

“Brown Gas Transaction Confirmation” means the transaction confirmation under the Base Contract for the sale by Buyer to Seller of the Contract Quantity of Gas without Renewable Attributes at the Delivery Point.

“Commencement Date” means July 1, 2021.

“commercially reasonable best efforts” means, with respect to a given covenant, the efforts that a reasonable person in the position of the promisor would use so as to expeditiously achieve that covenant, but does not include any action or expenditure that is commercially unreasonable or unduly burdensome.

“Contract Period” means, in respect of the Delivery Period, the period from [***].

“Controlled Cash Account” has the meaning set forth in the section titled “Buyer’s Ongoing Representations, Warranties and Covenants”.

“Delivered Volume” means, in respect of a specific RNG delivery Month in a specific Contract Period, the total quantity of RNG delivered during all RNG delivery Months of the applicable Contract Period prior to the applicable RNG delivery Month

“Fuel Credits” mean instruments issued by any Governmental Authority in respect of the Renewable Attributes of a transportation fuel.

“GHG Emission Standard” has the meaning set forth in the section above entitled “Seller’s Ongoing Representations, Warranties and Covenants”.

“Governmental Authority” means any super-national, national, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority. Governmental Authority includes, but is not limited to, the European Union.

“ISCC” means International Sustainability & Carbon Certification, a voluntary scheme recognized by the European Commission pursuant to COMMISSION IMPLEMENTING DECISION (EU) 2016/1361 of 9 August 2016.

“ISCC Certification” means a site-specific certificate (a) issued by a Cooperating Certification Body recognized by ISCC, or such other entity as may be approved in writing by Buyer, following an audit that includes verification of the RNG Facility’s actual GHG emission value and (b) certifying that the applicable economic operator complies with the requirements of RED and the ISCC-EU Voluntary Scheme (or such other scheme as may be approved in writing by

Buyer), and that the site of the applicable economic operator is certified for the conduct of specified activities in the biofuel supply chain, which certificate must be renewed on an annual basis.

“ISCC Documentation” means a proof of sustainability in the case of a final biofuel such as an RC Fuel and a sustainability declaration in the case of a supply chain element upstream of the production of final biofuel such as RNG, in each case on the template and in compliance with the requirements therefor prescribed by the ISCC, or such other entity as may be approved in writing by Buyer, and if applicable, a statement of no double claiming.

“Material Hardship” means [***].

“Net Delivery Surplus” means, in respect of a specific RNG delivery Month in a specific Contract Period, (i) the total quantity of RNG delivered during all RNG delivery Months of the applicable Contract Period prior to the applicable RNG delivery Month, minus (ii) [***]MMBtu per Day multiplied by the number of Days from the first Day of the applicable Contract Period to the first Day of the applicable RNG delivery Month.

“Qualified RNG” means RNG for which ISCC Documentation has been issued and the information contained therein regarding certification and sustainability characteristics of such RNG is complete, accurate, and in compliance with all applicable requirements.

“RC Fuel” means renewable co-processed transportation fuel made using hydrogen derived from RNG and hydrocarbons derived from oil as feedstocks.

“Refiner Counterparty” means the entity set forth in Schedule 2 to this Transaction Confirmation and all its Affiliates.

“Renewable Attribute” means a recognition or entitlement, in any form and any jurisdiction, associated with a fuel and relating to a reduction in greenhouse gas emissions resulting from such fuel’s use or to the renewable origin of such fuel itself.

“RNG”, or “renewable natural gas” (also referred to as biomethane) means pipeline-quality Natural Gas made from Biogas, such Natural Gas containing all Renewable Attributes associated with such Biogas. RNG includes: (a) pipeline-quality Natural Gas injected into the natural gas pipeline, and (b) a corresponding quantity of Natural Gas withdrawn from a physically connected pipeline, in each case containing the corresponding Renewable Attributes.

“RNG Facilities” means the facilities owned by Seller, used to produce the RNG sold hereunder and listed in Schedule 1 to this Transaction Confirmation.

“RNG Purchase and Sale Agreement” has the meaning set forth in the second bullet of the section entitled “Buyer’s Ongoing Representations, Warranties and Covenants”.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties have signed this Transaction Confirmation in multiple counterparts, effective as of the Effective Date.

Seller:	GSF Energy, L.L.C.	Buyer:	Iogen RC Fuels LP By: Iogen RC Fuels Corporation, its General Partner,

By: /s/ Sean F. McClain		By: /s/ Patrick J. Foody

Title: CEO		Title: EVP, Advanced Biofuels

Date: 4/30/2021		Date: 4/29/2021

Schedule 1 – RNG Facilities

Schedule 2 – Refiner Counterparty